UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2009

Scorpion Performance, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-52859	65-0979606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 SW 4th Avenue, Fort Lauderdale, Florida 33315

(Address of Principal Executive Offices) (Zip Code)

(954) 779-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

Series A 10% Preferred Stock

In April 2009, the Company initiated a private offering to existing shareholders of up to 1,500,000 shares of preferred stock designated as Series A 10% Preferred Stock (the “Series A Preferred Shares”) at a purchase price of $10.00 per share. Under the terms of the offering, for a period of two years, the Company will pay an annual dividend of 10% on each share of Series A Preferred stock, payable at the option of the Company, in cash or shares of common stock. The Series A Preferred Shares shall have priority over the Company’s common stock and rank in parity with any class or series of capital stock of the Company subsequently designated ranking by its terms on parity with the Series A Preferred Shares. Each share of the Series A Preferred Stock carries 10 votes on matters submitted to shareholders for voting purposes and each holder of Series A Preferred Stock shall have the right to convert all or part of his or her shares of Series A Preferred Stock into shares of the Company’s common stock by dividing the original purchase price by $1.00 subject to adjustment in the event of the subdivision, combination or consolidation by stock split, stock dividend, combination or like event. There is no mandatory conversion of the Series A Preferred Shares.

The Company has raised $958,900, less selling expenses and commissions of $360,717 for net proceeds of $598,183 in connection with the Series A Preferred offering. On July 15, 2009, the Company amended its Articles of Incorporation to designate the rights and preferences of the Series A Preferred Stock at which time it authorized the issuance of 95,890 shares of its Series A 10% Preferred Stock to subscribing shareholders. There were no issuances to stockholders residing in the United States. The sales were made to existing non-US shareholders in reliance upon the transaction exemption afforded by Regulation S promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The shareholders have received information concerning the Company and have the opportunity to ask questions about the Company.

Series B Preferred Stock

On July 15, 2009, the Company amended its Articles of Incorporation to designate the rights and preferences of 500,000 shares of preferred stock designated as Series B Preferred Stock (the “Series B Preferred Stock”) to be issued to Robert Stopanio, the Company’s President, sole director, and a controlling shareholder of the Company. The shares are being issued at the purchase price of $.001 per share as consideration, in lieu of a cash bonus, for Mr. Stopanio’s development of a manufacturing incubator and a medical components manufacturing division which will be operated through the Company’s subsidiary, Scorpion Medical Technologies, LLC. Each share of the Series B Preferred Stock carries 30 votes on matters submitted to shareholders for voting purposes and each holder of Series B Preferred Stock shall have the right to convert all or part of his or her shares of Series B Preferred Stock into shares of the Company’s common stock by dividing the original purchase price by $.001 subject to adjustment in the event of the subdivision, combination or consolidation by stock split, stock dividend, combination or like event. The Series B Preferred Shares are not entitled to dividends or preference upon liquidation. The Company relied upon exemptions provided for in Sections 4(2) and 4(6) of the Securities Act including Regulation D promulgated thereunder based Mr. Stopanio’s knowledge of our operations and financial condition and experience in financial and business matters that allowed him to evaluate the merits and risk of receipt of these securities.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

The Articles of Incorporation of the Company authorize the issuance of up to 10,000,000 shares of preferred stock, and further authorize the Board of Directors of the Company to fix and determine the designation, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions of the preferred stock.

On July 15, 2009, the Company filed with the Florida Secretary of State, Amendments to its Articles of Incorporation to designate the rights and preferences of 1,500,000 shares of preferred stock as Series A Preferred Stock and 500,000 shares of preferred stock as Series B Preferred Stock as described in Item 3.02. Except as disclosed herein, no other shares of preferred stock are currently designated or issued and outstanding.

Copies of the Amendments to the Articles of Incorporation, as filed with the Florida Secretary of State on July 15, 2009, are filed as exhibits to this Current Report on Form 8-K. All disclosures set forth in this Current Report on Form 8-K are qualified by and subject to the rights, preferences and designations set forth in the Amendments to the Articles of Incorporation and as discussed in Item 3.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1(a)	Amendment to Articles of Incorporation to Designate the Rights, Preferences and Obligations of Series A 10% Preferred Stock.

3.1(b)	Amendment to Articles of Incorporation to Designate the Rights, Preferences and Obligations of Series B Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2009

Scorpion Performance, Inc.

By:	/s/ Robert Stopanio
President and Principal Executive Officer